Exhibit 99.1

Catasys Reports Full Year 2015 Financial Results

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Revenue grew 33% year-over-year; deferred revenue grew 325% year-over-year

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Patient enrollment increased 121% from 2014

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Equivalent lives1 covered increased by approx. 3.2MM to 5.0MM in 2015; including the addition of approx. 2.7MM equivalent lives in the fourth quarter of 2015

LOS ANGELES, March 31, 2016 -- Catasys, Inc. (OTCQB: CATS), a provider of proprietary data, predictive analytics modeling based behavioral health management services for health plans, today reported financial results for the full year ended December 31, 2015.

“In 2015, we made significant strides in scaling our operations as patient enrollment increased by 121%. This expansion reflects the implementation of several agreements signed and expanded during the year with several of the nation’s leading health plan providers, which we expect will fully ramp enrollment over the next few quarters. The number of Equivalent Lives1 (“EL”) covered under our agreements increased by approximately 3.2 million to approximately 5.0 million in 2015. This increase was mostly driven by new and expanded contracts in the fourth quarter of 2015, which contributed approximately 2.7 million new equivalent lives,” said Rick Anderson, Catasys’ President and COO.

“The rollout of OnTrak has exceeded expectations as we expanded into 12 states over the last twelve months and, in many cases, now maintain a presence with multiple health plans in many of these states. We believe the increased adoption of our solutions by leading health plan providers is demonstrative of the outcomes of OnTrak. As we continue to increase the presence of OnTrak, we are confident in our ability to remain focused on improving the health of patients and reducing costs for insurers nationwide,” concluded Anderson.

Full Year 2015 Financial Highlights

●	Enrollment increased by 121% for the year ended December 31, 2015.

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Revenues were $2.7 million, an increase of 33% compared to $2.0 million in 2014. This increase was primarily driven by an expansion of health plan populations covered under our program and increasing enrollment in OnTrak programs.

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Deferred revenue was $1.7 million at December 31, 2015, an increase of $1.3 million, or 325% since December 31, 2014. When fees are received in advance, deferred revenue is recognized over the period the member is enrolled. Any fees subject to performance guarantees are deferred until such time as those performance standards are met; generally calculated annually. Catasys has historically been able to record its deferred revenue as actual revenue during the course of the business cycle, except for limited cases where members terminated from the program early.

●	Net loss was $(7.2) million, or $(0.18) per basic and diluted share for the full year 2015, compared to a net loss of $(27.3) million, or $(1.21) per basic and diluted share in 2014.

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Total operating expenses were $11.6 million for the full year 2015, an increase of 51% compared to $7.7 million in 2014. This increase was primarily due to a $2.8 million increase in general and administrative expenses and to the higher cost of healthcare services based on increasing enrollment and launching new programs, and non-cash general and administrative expenses.

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General and administrative expenses were $9.1 million for the full year 2015, an increase of 45% compared to $6.3 million in 2014. This increase was primarily due to non-cash compensation expense for stock option grants to the members of the board of directors.

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak program. Catasys' OnTrak program--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The program utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. Catasys currently operates OnTrak in Florida, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, Oklahoma, Pennsylvania, West Virginia and Wisconsin. For further information, please visit www.catasys.com.

1 The term “Equivalent Lives” (“EL”) is calculated based on the number of people eligible, or anticipated to be eligible, to be enrolled into OnTrak™ under Catasys’s contracts with health care plans.  Considering Medicare, Medicaid and Dual Eligible plans generally have a higher prevalence of eligible members than commercial health plans and contracts that cover depression and anxiety have greater eligibility than those that cover just substance dependence, EL converts all plans to an equivalent amount of lives for comparison purposes.  EL will generally be higher, and in some cases, significantly higher than the actual number of adults covered under the health plan Catasys is contracted with.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Amy Talebizadeh

Catasys, Inc.

P: 310-444-4300

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CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
	Twelve Months Ended		12 Months
(In thousands, except per share amounts)	December 31,		Change
	2015	2014
Revenues
Healthcare services revenues	$2,705	$2,030	$675
Operating expenses
Cost of healthcare services	2,433	1,301	$1,132
General and administrative	9,049	6,302	$2,747
Depreciation and amortization	122	113	$9

Total operating expenses	11,604	7,716	$3,888
Loss from operations	(8,899)	(5,686)	$(3,213)
Interest and other income	64	1,194	$(1,130)
Interest expense	(2,590)	(2,778)	$188
Loss on impairment of intangible assets	(88)	-	$(88)
Loss on exchange of warrants	(4,410)	-	$(4,410)
Loss on debt extinguishment	(195)	-	$(195)
Change in fair value of warrant liability	11,665	(19,854)	$31,519
Change in fair value of derivative liability	(2,761)	-	$(2,761)
Loss from continuing operations before provision for income taxes	(7,214)	(27,124)	$25,884
Provision for income taxes	9	9	$-
Loss from continuing operations	$(7,223)	$(27,133)	$25,884
Loss from discontinued operations, net of income taxes	$-	$(213)	$213
Net loss	$(7,223)	$(27,346)	$20,123
Basic and diluted net loss from continuing operations per share:	$(0.18)	$(1.21)	$1.03
Basic weighted number of shares outstanding	40,372	22,353	$18,019
Basic and diluted net loss from discontinued operations per share:	$0.00	$(0.01)	$0.01
Basic weighted number of shares outstanding	40,372	22,353	$18,019

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for number of shares)	December 31,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$916	$708
Receivables, net of allowance for doubtful accounts of $0 and $0, respectively	590	189
Receivables from related party	-	300
Prepaids and other current assets	575	313
Total current assets	2,081	1,510
Long-term assets
Property and equipment, net of accumulated depreciation of $1,491 and $2,002, respectively	412	354
Intangible assets, net of accumulated amortization of $0 and $418, respectively	-	101
Deposits and other assets	387	387
Total Assets	$2,880	$2,352
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$753	$341
Accrued compensation and benefits	1,703	1,392
Deferred revenue	1,683	354
Other accrued liabilities	682	614
Warrant liabilities	-	259
Total current liabilities	4,821	2,960
Long-term liabilities
Deferred rent and other long-term liabilities	198	267
Long term convertible debt, related party, net of discount $0 and $0, respectively	3,662	-
Capital leases	66	23
Long term derivative liability	2,348	-
Warrant liabilities	509	40,326
Total Liabilities	11,604	43,576
Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 55,007,761 and 25,244,485 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	6	3
Additional paid-in-capital	253,053	213,333
Accumulated deficit	(261,783)	(254,560)
Total Stockholders' deficit	(8,724)	(41,224)
Total Liabilities and Stockholders' Deficit	$2,880	$2,352

CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
	Twelve Months Ended
(In thousands)	December 31,
	2015	2014
Operating activities:
Net loss	$(7,223)	$(27,346)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	$-	$213
Depreciation and amortization	122	113
Loss on impairment of intangible assets	88	-
Issuance costs included in interest expense	2,324	2,771
Loss on debt extinguishment	195	-
Warrants issued for services	168	-
Provision for doubtful accounts	10	-
Write-off of accrued liabilities	-	(1,194)
Deferred rent	(44)	70
Share-based compensation expense	1,397	51
Common stock issued for consulting services	172	-
Transactions costs	-	400
Common stock issued for investor relations services	-	75
Fair value adjustment on warrant liability	(11,665)	19,854
Loss on exchange of warrants	4,410	-
Fair value adjustment on derivative liability	2,761	-
Changes in current assets and liabilities:
Receivables	(111)	(16)
Prepaids and other current assets	17	37
Deferred revenue	1,329	(180)
Accounts payable and other accrued liabilities	882	94
Net cash used by operating activities of continuing operations	$(5,168)	$(5,058)
Net cash used by operating activities of discontinued operations	$-	$(215)
Net cash used by operating activities	$(5,168)	$(5,273)
Investing activities:
Purchases of property and equipment	$(107)	$(65)
Deposits and other assets	-	53
Net cash used by investing activities	$(107)	$(12)
Financing activities:
Proceeds from the issuance of common stock and warrants	$2,463	$4,800
Proceeds from the exercise of warrants	-	77
Proceeds from the issuance of convertible debt, related party	5,910	-
Payments on convertible debt	(2,681)	-
Transactions Costs	(185)	-
Payments on Capital lease obligations	(24)	(20)
Net cash provided by financing activities	$5,483	$4,857
Net increase (decrease) in cash and cash equivalents	$208	$(428)
Cash and cash equivalents at beginning of period	708	1,136
Cash and cash equivalents at end of period	$916	$708
Supplemental disclosure of cash paid
Interest	$271	$-
Income taxes	$41	$14
Supplemental disclosure of non-cash activity
Common stock issued for exercise of warrants	$-	$963
Common stock issued for investor relations services	$-	$150
Property and equipment acquired through capital leases and other financing	$54	$24